Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of September 1, 2008 (“Effective Date”), by and between Jamba Juice Company, a California corporation (“Company”) and [NAME] (“Executive”).

WHEREAS, Executive is, at present, an employee of the Company. The Company is entering into this Agreement with Executive in order to provide an incentive to Executive to maintain Executive’s employment relationship with the Company.

WHEREAS, Executive, as a senior employee of the Company, needs to devote Executive’s full energy and attention to the success of the Company.

WHEREAS, Company wishes to retain Executive’s continued services and attention to the Company; and

WHEREAS, Company desires to continue Executive’s employment on the terms and conditions set forth herein, and Executive is willing to accept continued employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

The parties agree as follows:

1. Employment. Company hereby continues Executive’s employment, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as [TITLE], and shall continue to have the duties and responsibilities assigned by Company’s President and Chief Executive Officer (“CEO”) or the Board of Directors (“Board”) and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid work and receives the CEO’s express written consent to do so.

2.3 Work Location. Executive’s principal place of work shall be located at the Company’s corporate offices in Emeryville, California, or such other location as Company may direct from time to time.

3. Term.

3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of sixteen (16) months following such date (“Initial Term”), unless sooner terminated in accordance with Section 7 below.

3.2 Renewal. On expiration of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one (1) year terms unless either party provides thirty (30) days advance written notice to the other that Company/Executive does not wish to renew the Agreement for a subsequent one year term. In the event of non-renewal by the Company, Executive’s employment will be deemed to be a Termination without Cause and subject to the provisions of Section 7.2 below. In the event of non-renewal by the Executive, Executive’s employment will be treated as a Voluntary Resignation by Executive Without Good Reason and subject to the provisions of Section 7.4 below.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a Base Salary of [SALARY] per year (“Base Salary”) which shall continue to be paid in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Base Salary shall be reviewed annually by the Compensation and Executive Development Committee of the Board (the “Committee”) with any adjustments made at the sole discretion of the Committee. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2 Incentive Compensation. Executive shall be entitled to participate in such bonuses and incentives as may be awarded annually or from time to time by the Committee. Any bonus payable to Executive pursuant to this Agreement shall be paid in full no later than 90 days after the end of the fiscal year in which the bonus was earned by Executive (but in no event earlier than the completion of the audited financial statements of Jamba, Inc., the Company’s parent company (“Parent”)) and shall be payable to Executive only if, at the time of such payment, Executive is employed by Company in good standing. In addition, the Company has adopted the 2006 Employee, Director and Consultant Stock Plan (the “Plan”). Executive shall be entitled to receive grants of stock options and/or restricted stock on the terms and conditions determined by the Committee and in accordance with the Plan.

4.3 Acceleration of Unvested Stock/Options. As of the Effective Date, the Company is in the search process for a new CEO. Given the uncertainty that Executive may be experiencing during this search period, effective for the three (3) month period following the start date of the next hired CEO from the date hereof, in the event of the Executive’s Termination Without Cause pursuant to Section 7.2 below or due to a Voluntary Resignation By Executive for Good Reason as set forth in Section 7.3 below, provided Executive complies with all of the provisions of Sections 7.2 or 7.3, Executive shall receive accelerated vesting in any previously granted restricted stock or stock options which are unvested at the time of Termination Without Cause or Voluntary Resignation by Executive for Good Reason subject to the following schedule:

(a) Previously granted restricted stock or stock options that are up to one year vested: 50% of unvested shares subject to grant shall vest;

(b) Previously granted restricted stock or stock options that are between one to two years vested: 75% of unvested shares subject to grant shall vest; and

(c) Previously granted restricted stock or stock options that are two or more years vested: 100% of unvested shares subject to grant shall vest.

With respect to the stock options subject to the accelerated vesting described above, the post termination exercise period shall be extended to twelve (12) months (but not beyond the option’s original term).

After the three (3) month period following the start date of the next hired CEO from the date hereof, the provisions of this Section 4.3 shall be of no further force and effect.

5. Customary Fringe Benefits. Executive will continue to be eligible for and participate in all customary and usual fringe benefits generally available to Executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” means Executive’s (a) conviction or plea of guilty or nolo contendere to any felony or crime involving moral turpitude or dishonesty; (b) participation in a fraud or embezzlement against the Company; (c) failure to substantially perform the material duties and obligations of employment, which failure continues uncured after written notice thereof by the Company and a reasonable opportunity to cure; or (d) material violation of a statutory duty Executive owes to the Company, which violation continues uncured after written notice thereof by the Company and a reasonable opportunity to cure. In the event Executive’s employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination and all accrued benefits through the date of termination. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in Section 7.2 below.

7.2 Termination Without Cause by Company/Severance. Company may also terminate Executive’s employment under this Agreement Without Cause at any time without notice. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and any accrued benefits through the date of termination and shall be entitled to no other payments or benefits except as set forth in this

Section 7.2. In addition, Executive will receive a “Severance Package” that shall include (a) a severance payment in an amount equal to twelve (12) months of Executive’s then current Base Salary, less applicable withholding, payable in accordance with Company’s regular payroll cycle (the “Severance Period”); and (b) if Executive was covered under the Company’s group health plan as of the date of Executive’s Termination Without Cause and Executive timely elects to continue such group coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and remains eligible for these benefits under COBRA, the Company shall provide Executive with payment of the premiums required for such COBRA coverage for the Severance Period, provided that Executive does not become eligible for health coverage through another employer during this period. Notwithstanding the above, during the Severance Period Executive shall use Executive’s best efforts to obtain other employment and to pursue other business opportunities and activities, at a comparable level, and any amounts otherwise payable pursuant to this Section 7.2 shall be reduced by all amounts (whether direct or indirect salary, compensation or otherwise) earned by Executive from other employment or business activities prior to the end of the Severance Period. Executive will only receive the Severance Package if Executive: (w) complies with all surviving provisions of this Agreement as specified in Section 14.8 below; (x) executes a full general release in favor of the Company and in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date, (y) agrees, during the Severance Period, that Executive will not recruit, directly or indirectly, any employee of the Company for employment with any other company, organization, or operation, unless Executive obtains the prior written approval from the CEO, and (z) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company. All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3 Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive’s position with Company for Good Reason, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Base Salary then in effect, prorated to the date of termination, any accrued benefits through the date of termination, and the Severance Package described in Section 7.2 above subject to the provisions regarding mitigation set forth therein and provided Executive complies with all of the conditions in Section 7.2 above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will be deemed to have resigned for Good Reason if Executive voluntarily terminates Executive’s employment with Company within thirty (30) days after the occurrence of one or more of the following circumstances: (a) a material reduction in Executive’s Base Salary, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries; (b) a material diminution of Executive’s position and/or duties so that Executive’s duties are no longer consistent with the position of a senior executive; or (c) Company relocates Executive’s principal place of work to a location more than sixty (60) miles from the location specified in Section 2.3, without Executive’s prior written approval; provided, however, that Company has been provided with written notice of the circumstance and twenty (20) days from receipt of written notice in which to cure such circumstance.

7.4 Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with Company without Good Reason, at any time on fourteen (14) days’ advance written notice. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only Executive’s Base Salary and benefits for the fourteen-(14) day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package described in Section 7.2 above.

7.5 Termination Following a Change of Control. In addition to any Severance Package which Executive may be entitled to under Sections 7.2 or 7.3 above, in the event Executive’s employment with the Company is terminated Without Cause (as defined above) or by Executive for Good Reason (as defined above) at any time within twelve (12) months following a Change of Control (as defined below), provided Executive complies with all of the conditions in Section 7.2 or 7.3, as applicable, then Executive will also be entitled to receive accelerated vesting in any previously granted restricted stock or stock options which are unvested at the time of Termination following a Change of Control subject to the following schedule:

(a) Previously granted restricted stock or stock options that are up to one year vested: 50% of unvested shares subject to grant shall vest;

(b) Previously granted restricted stock or stock options that are between one to two years vested: 75% of unvested shares subject to grant shall vest; and

(c ) Previously granted restricted stock or stock options that are two or more years vested: 100% of unvested shares subject to grant shall vest.

With respect to the stock options subject to the accelerated vesting described above, the post termination exercise period shall be extended to twelve (12) months (but not beyond the option’s original term).

“Change of Control” means (a) a sale of substantially all of the assets of the Company or Parent, (b) a merger or consolidation in which the Parent is not the surviving corporation, (c) a reverse merger in which the Parent is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, (d) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Parent) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Parent representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

For purposes of clarity, in the event of a Termination following a Change of Control during the three (3) month period following the start date of the next hired CEO from the date hereof, the acceleration provided in this Section 7 is not intended to be cumulative to the acceleration provisions of Section 4.3 and only the acceleration of vesting provided in either this Section 7 or in Section 4.3 shall apply.

8. Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. For purposes of this Agreement, the right to a series of installment payments shall be treated as a right to a series of separate payments within the meaning of the 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

9. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest which materially and substantially disrupts the operations of the Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Company in its sole discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work or resign employment with Company.

10. Confidential Information. Executive agrees to continue to abide by the Company’s form Employee Non-Disclosure, Assignment and Non-Solicitation Agreement that Executive signed as a condition of Executive’s employment with the Company.

11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 9 (“No Conflict of Interest”) and 10 (“Confidential Information”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, and preliminary injunctive relief pursuant to the California Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

12. Arbitration. In the event of any dispute or claim relating to or arising out of the employment relationship between Executive and Company or the termination of that relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination), Executive and Company agree that all such disputes shall be resolved by binding arbitration conducted before a single neutral arbitrator in San Francisco, California, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) and the rules set forth in the California Arbitration Act, Code of Civil Procedure Section 1280, et seq. (available at www.leginfo.ca.gov/calaw.html). The arbitrator shall permit adequate discovery, including discovery pursuant to Section 1283.05 of the California Code of Civil Procedure. In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however Executive and Company each retain the right under Section 1281.8 of the California Code of Civil Procedure to seek provisional remedies. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise provided by law and awarded by the arbitrator. This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.

13. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement shall be payable either

13.1 in full, or

13.2 as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by independent public accountants (the “Accountants”) selected by the Company, whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

14. General Provisions.

14.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

14.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

14.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

14.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Francisco, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

14.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

14.8 Survival. Sections 9 (“No Conflict of Interest”), 10 (“Confidential Information”), 11 (“Injunctive Relief”), 12 (“Arbitration”), 14 (“General Provisions”) and 15 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company for any reason.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Committee. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:
[EXECUTIVE]

JAMBA JUICE COMPANY

Dated:	By:
Name:
Title:

6475 Christie Ave., Ste 150
Emeryville, CA 94608